Exhibit 99.1

CITI REPORTS FOURTH QUARTER NET LOSS OF $9.83 BILLION, LOSS PER SHARE OF $1.99

RESULTS REFLECT WRITE-DOWNS ON SUB-PRIME RELATED DIRECT EXPOSURES IN FIXED INCOME MARKETS AND INCREASED CREDIT COSTS RELATED TO U.S. CONSUMER LOANS

RECORD RESULTS IN INTERNATIONAL CONSUMER, TRANSACTION SERVICES
AND GLOBAL WEALTH MANAGEMENT

STRONG BUSINESS VOLUMES; AVERAGE DEPOSITS UP 21%, AVERAGE LOANS UP 19%

FULL YEAR 2007 REVENUES OF $81.7 BILLION, NET INCOME OF $3.62 BILLION

FULL YEAR RECORD REVENUES AND NET INCOME IN INTERNATIONAL CONSUMER
TRANSACTION SERVICES AND GLOBAL WEALTH MANAGEMENT

FULL YEAR RECORD INTERNATIONAL REVENUES, UP 15%

New York, NY, January 15, 2008 — Citigroup Inc. (NYSE:C) today reported a net loss for the 2007 fourth quarter of $9.83 billion, or $1.99 per share.  Results include $18.1 billion in pre-tax write-downs and credit costs on sub-prime related direct exposures in fixed income markets, and a $4.1 billion increase in credit costs in U.S. consumer primarily related to higher current and estimated losses on consumer loans.

For the full year 2007, net income was $3.62 billion, or $0.72 per share.  See Schedule A for full year business segment results.

Management Comment

“Our financial results this quarter are clearly unacceptable. Our poor performance was driven primarily by two factors — significant write-downs and losses on our sub-prime direct exposures in fixed income markets, and a large increase in credit costs in our U.S. consumer loan portfolio.  Looking beyond these two factors, revenues and volumes continued to grow strongly in a number of our franchises and we generated record results in international consumer, transaction services, wealth management, and advisory,” said Vikram Pandit, Chief Executive Officer of Citi.

“We have begun to take actions to ensure that Citi is well positioned to compete and win across our franchises while effectively keeping a tight control over our business risks.  We are taking several steps to strengthen our capital base, including today’s announcement regarding an investment in Citi by several long-term sophisticated investors, our dividend reset, and our continued focus on divesting non-core assets and businesses.   We are taking actions to enhance our risk management processes and to improve expense productivity.  We are also in the midst of a thorough review of our businesses, which when complete, will drive our execution priorities,” said Pandit.

“Over the past five weeks I have been touring our businesses and listening to many of Citi’s important constituents — employees, investors, clients, regulators and many others.  These discussions have only confirmed my deep belief in the power and strength of Citi.  We have a unique franchise that is well positioned in growing markets with tremendous capabilities to serve clients around the world.  We intend to build on our advantages to deliver superior results for our clients, investors, and employees,” said Pandit.

Citi Segment Results

(In Millions of Dollars, except EPS)	Fourth Quarter Revenues		%	Fourth Quarter Net Income		%
	2007	2006	Change	2007	2006	Change
Global Consumer	$15,533	$12,882	21%	$756	$2,611	(71)%
Markets & Banking	(11,729)	7,080	NM	(10,986)	1,754	NM
Global Wealth Management	3,462	2,716	27	523	411	27
Alternative Investments	384	1,308	(71)	61	549	(89)
Corporate/Other	(434)	(158)	NM	(187)	(196)	5
Total Citi	$7,216	$23,828	(70)%	$(9,833)	$5,129	NM
Earnings per Share				$(1.99)	$1.03	NM
International results (1)	$8,142	$9,982	(18)%	$(677)	$2,036	NM

(1)	International results are fully reflected in the Total Citi results above, and exclude Alternative Investments, Corporate/Other.

NM  Not meaningful.

FOURTH QUARTER SUMMARY

•                  Revenues were $7.2 billion, down 70%, driven by significant write-downs on sub-prime related direct exposures in fixed income markets (discussed below).  Revenues across many businesses increased, driven by growth in business volumes.

•                  U.S. consumer revenues grew 6%, driven by higher business volumes with average deposits and managed loans, both up 10%.

•                  International consumer revenues increased 45%, driven by organic volume growth, the impact of recent acquisitions, a $507 million pre-tax gain on Visa Inc. shares, and a $313 million pre-tax gain on the sale of an ownership interest in Nikko Cordial’s Simplex Investment Advisors.  Average deposits and loans increased 21% and 30%, respectively, and investment sales were up 24%.

•                  In markets & banking, securities and banking revenues were negative due to write-downs and losses related to deterioration in the mortgage-backed and credit markets, including:

•                  Write-downs of $17.4 billion on sub-prime related direct exposures.   These exposures on September 30, 2007 were comprised of approximately $11.7 billion of gross lending and structuring exposures and approximately $42.9 billion of net ABS CDO super senior exposures (ABS CDO super senior gross exposures of $53.4 billion).  At December 31, 2007, sub-prime related direct exposures were comprised of approximately $8.0 billion of gross lending and structuring exposures and approximately $29.3 billion of net ABS CDO super senior exposures (ABS CDO super senior gross exposures of $39.8 billion). See detail in Schedule B on page 12.

•                  Lower revenues due to write-downs on non sub-prime securitized products and in fixed income proprietary trading.

•                  These results were partially offset by double-digit revenue growth in interest rate and currency trading, commodities, and record advisory revenues.

Transaction services revenues were a record, up 44%, driven by increased liability balances, up 35%, and higher assets under custody, up 26%.

Markets and banking international revenues included strong double-digit revenue growth in Asia, Latin America, and Japan.

•                  Global wealth management revenues increased 27%, as U.S. revenues grew 7% and international revenues more than doubled due to double-digit organic growth and increased ownership in Nikko Cordial.

•                  Alternative investments revenues declined as strong growth in client revenues was offset by lower revenues from private equity and hedge fund activities, and a lower market value on Legg Mason shares.

•                  Acquisitions contributed 7% to revenue growth during the quarter.

•                  The net interest margin increased 15 basis points versus the third quarter 2007.

•                  Operating expenses increased 18%, primarily driven by the impact of acquisitions, increased business volumes, charges related to approximately 4,200 net headcount reductions, and the impact of foreign exchange.  Expenses reflect savings from structural expense initiatives announced in April 2007.

•                  Excluding the impact of acquisitions organic expense growth was 9%.

•                  The company opened or acquired 267 new retail bank or consumer finance branches during the quarter, including 188 internationally and 79 in the U.S.  During 2007, 712 retail bank and consumer finance branches have been opened or acquired.

•                  Credit costs increased $5.41 billion, primarily driven by an increase in net credit losses of $1.56 billion and a net charge of $3.85 billion to increase loan loss reserves.

•                  U.S. consumer credit costs increased $4.1 billion, comprised of $689 million in higher net credit losses and a net charge of $3.31 billion to increase loan loss reserves.  The $3.31 billion net charge compares to a net reserve release of $127 million in the prior-year period.  The increase in credit costs primarily reflected a weakening of leading credit indicators, including increased delinquencies on 1st and 2nd mortgages, unsecured personal loans, credit cards, and auto loans.  Credit costs increased also due to trends in the U.S. macro-economic environment, including the housing market downturn, and portfolio growth.

•                  International consumer credit costs increased $374 million, comprised of $257 million of higher net credit losses and a net charge of $217 million to increase loan loss reserves.  The $217 million net charge compares to a net charge of $100 million in the prior-year period.  The increase in credit costs primarily reflected portfolio growth, the impact of recent acquisitions, and an increase in net credit loss ratios in consumer finance.   The credit environment in international consumer remained generally stable.

•                  Markets & banking credit costs increased $905 million, driven by higher net credit losses, including $535 million of net credit losses on loans with sub-prime related direct exposure.  Credit costs also include a $284 million net charge to increase loan loss and unfunded lending commitment reserves reflecting a slight weakening in overall portfolio credit quality, as well as loan loss reserves for specific counterparties.  The loan loss reserves for specific counterparties includes $169 million for sub-prime related direct exposures.

•                  Taxes were a net credit of $7.31 billion, reflecting pre-tax losses in the fourth quarter.  The effective tax rate was 42.9% vs. 29.8% in the prior-year period due to higher tax rates in the jurisdictions where the losses were incurred.

•                 Summary of highlighted items.  During the quarter, the following charges and benefits were recorded.  See Schedule B on page 12 for detail on write-downs and losses on sub-prime related direct exposure in securities and banking:

(In Millions of Dollars)	Pre-tax Impact		After-tax Impact	Business
Gain on Visa Inc. shares	$534		$336	International Cards, International Retail Banking and Transaction Services
Gain on sale of ownership in Simplex Investment Advisors	313		106 (2)	International Retail Banking
Gain on sale of MasterCard shares	152		99	U.S. Cards, Transaction Services
Reserve for customer settlements in Japan consumer finance	(188)		(122)	International Consumer Finance
Visa Inc.-related litigation reserve	(306)		(199)	U.S. Cards, Transaction Services
Charge related to headcount reductions	(539	) (1)	(337)	Securities and Banking, Transaction Services, Smith Barney, U.S. Consumer and Private Bank

(1)	Excludes $(53) million of charges related to structural expense initiatives announced in April 2007.

(2)	Net of minority interest.

APPENDIX

GLOBAL CONSUMER GROUP

	Fourth Quarter Revenues		%	Fourth Quarter Net Income		%
(In Millions of Dollars)	2007	2006	Change	2007	2006	Change
U.S. Cards	$3,557	$3,571	—	$398	$1,001	(60)%
U.S. Retail Distribution	2,699	2,407	12	245	463	(47)
U.S. Consumer Lending	1,754	1,471	19	(1,199)	484	NM
U.S. Commercial Business	401	508	(21)	124	146	(15)
Total U.S. Consumer	$8,411	$7,957	6%	$(432)	$2,094	NM

International Cards	2,624	$1,650	59%	$678	$231	NM
International Consumer Finance	667	349	91	(207)	(351)	41
International Retail Banking	3,864	2,946	31	874	748	17
Total International Consumer	$7,155	$4,945	45%	$1,345	$628	NM

Other	(33)	(20)	(65)	(157)	(111)	(41)
Global Consumer	$15,533	$12,882	21%	$756	$2,611	(71)%

NM  Not meaningful.
U.S. Consumer
Revenues grew 6% driven by increased average deposits and managed loans, both up 10%.  Expenses increased 13% primarily due to a $292 million pre-tax charge related to Citi’s pro-rata share of certain Visa, Inc.-related litigation exposure.  Excluding the litigation charge, expenses increased 5%.  Credit costs increased substantially, driven by a weakening of leading credit indicators, including increased delinquencies on 1st and 2nd mortgages, unsecured personal loans, credit cards and auto loans.  Credit costs increased due to trends in the U.S. macro-economic environment, including the housing market downturn, and portfolio growth.  Higher credit costs and expenses drove a decline in net income.
•                  U.S. Cards

•                  Revenues were even with the prior year as higher net interest revenues, up 15%, and a $136 million pre-tax gain on sale of MasterCard shares, were offset by lower securitization results.  Lower securitization revenues primarily reflected the net impact of higher funding costs and higher credit losses in the securitization trusts.  Net interest revenues grew due to higher loans held on balance sheet.  On a managed basis, revenues increased 8% as lower net interest margins, due to higher funding costs, were offset by growth in average managed loans and the gain on MasterCard shares.

•                  Average managed loans grew 4%, driven by an 8% increase in purchase sales and growth in travel, business, and partner portfolios.  Loan growth included a 7% increase in non-promotional balances, reflecting increased new customer originations through Citi proprietary distribution channels, increased card usage by existing customers, and a slight decrease in payment rates.

•                  Expenses grew 19% due to a $292 million pre-tax charge related to Citi’s pro-rata share of certain Visa, Inc.-related litigation exposure.  Excluding the litigation charge, expenses were even with the prior-year period.

•                  Higher credit costs were driven by a $493 million pre-tax charge to increase loan loss reserves, reflecting a weakening of leading credit indicators in the portfolio and trends in the macro-economic environment.  Increased credit costs also reflected higher net credit losses, up 36%, driven by higher bankruptcy filings and increased delinquency flows.  The managed net credit loss ratio increased 76 basis points to 5.11%.

•                  The net income decline was driven by significantly higher credit costs and increased expenses due to the Visa Inc.-related litigation charge.

•                 U.S. Retail Distribution

•                  Revenues grew 12%, driven by higher average loans and deposits, up 23% and 8%, respectively and gains on asset sales.  Volume growth was partially offset by lower net interest margins, reflecting a shift in customer deposits to higher cost Direct Bank and time deposit balances.

•                  Expenses increased 6% due to investment in new branches and higher customer activity.  During the quarter, 48 new Citibank branches and 31 new consumer finance branches were opened.

•                  Credit costs increased substantially, driven by higher net credit losses and a $376 million pre-tax charge to increase loan loss reserves.  Higher credit costs reflected a weakening of leading credit indicators, including higher delinquencies in unsecured personal loans and sales finance, trends in the macroeconomic environment, and portfolio growth.  The net credit loss ratio increased 45 basis points to 3.33%, reflecting increased bankruptcy filings.

•                  The net income decline was driven by significantly higher credit costs.

•      U.S. Consumer Lending

•                  Revenues increased 19%, primarily driven by higher net servicing revenues, increased gains on sale of loans and securities, and 11% growth in average loans.  Higher net servicing revenues were driven by a 68% increase in mortgage servicing assets.  Results include the acquisition of ABN AMRO Mortgage Group in March 2007.

•                  Real estate loan originations declined 16% reflecting modified loan approval criteria and a significant curtailment of activity with third-party loan originators.

•                  Expenses grew 34%, primarily driven by the acquisition of the ABN AMRO business, increased business volumes, and higher staffing costs related to collections.

•                  Credit costs increased substantially, driven by higher net credit losses and a $2.42 billion pre-tax charge to increase loan loss reserves.  Higher credit costs were primarily driven by a weakening of leading credit indicators, including higher delinquencies in 1st and 2nd mortgages and auto loans.  Credit costs increased also due to trends in the macro economic environment, including the housing market downturn.

•                  The net loss reflected higher credit costs and expenses.

•                  U.S. Commercial Business

•                  Revenues declined as increased average loan and deposit balances, up 10% and 18%, respectively, were offset by lower net interest margins.  The revenue decline also reflects business divestitures during 2007 and an increase in the mix of tax-advantaged revenues.

•                  Credit costs increased due to higher expected losses on specific loans and trends in the macro economic environment.

•                  Net income declined as lower revenues and higher credit costs offset increased tax benefits.

International Consumer

Revenues increased 45%, driven by organic volume growth and the impact of recent acquisitions.  Results also include a $507 million pre-tax gain on Visa, Inc. shares, and a $313 million pre-tax gain on the sale of an ownership interest in Nikko Cordial’s Simplex Investment Advisors.  Average deposits and loans were up 21% and 30%, respectively, and investment sales increased 24%.  Expenses increased 18%, primarily due to acquisitions and higher business volumes.  Credit costs increased 34%, primarily due to the impact of recent acquisitions, portfolio growth, and an increase in the net credit loss ratio in consumer finance.  Net income more than doubled driven by higher business volumes and the Visa and Simplex gains.

•                  International Cards

•                  Revenues grew 59%, primarily driven by higher purchase sales and average loans, up 37% and 53%, respectively, and a $448 million pre-tax gain on Visa, Inc shares.  Excluding the gain, revenues increased 32%.  Loan balances grew at a double-digit pace in all regions.  Results include the impact of recent acquisitions.

•                  Expenses increased 31% driven by increased business volumes and the impact of recent acquisitions.

•                  Credit costs increased 9% as a decline in net credit losses was offset by an increase in loan loss reserves.  Net credit losses declined as higher losses in Mexico and portfolio growth were offset by the impact of recent acquisitions.  A charge of $149 million pre-tax to increase loan loss reserves primarily reflected portfolio growth.

•                  Net income more than doubled, driven by strong volume growth and the gain on Visa, Inc. shares.  Excluding the Visa gain, net income increased 68%.

•                  International Consumer Finance

•                  In Japan, revenues and net income increased primarily due to the absence of a $755 million pre-tax charge recorded in the prior-year period.  The current period results include a $188 million pre-tax charge to increase reserves for estimated losses due to customer settlements.  Results also reflect a decline in receivables balances and an increase in the net credit loss ratio.  Financial results reflected recent adverse changes in the operating environment and the impact of consumer lending laws passed in the fourth quarter 2006.

•                  Outside of Japan, revenues increased 15%, driven by average loan growth of 21%.  Net income declined as revenue growth was offset by an increase in net credit losses due to portfolio growth and an increase in the net credit loss ratio in India and Mexico.  Higher credit costs also reflected the impact of repositioning the U.K. business.  The net credit loss ratio increased 86 basis points to 3.78%.

•                  International Retail Banking

•                  Revenues increased 31%, driven by increased deposits and loans, up 21% and 27%, respectively, and increased investment sales, up 24%.  Results also reflected a $313 million pre-tax gain on the sale of an ownership interest in Nikko Cordial’s Simplex Investment Advisors, and a $59 million pre-tax gain on Visa, Inc. shares.  Average loan balances grew at a double-digit pace in EMEA, Asia, Latin America, and Mexico.  Results include the impact of recent acquisitions.

•                  Expenses grew 22%, reflecting increased business volumes and acquisitions.  During the quarter, 152 new branches were opened or acquired.

•                  Higher credit costs reflected increased net credit losses primarily due to the impact of recent acquisitions. Excluding the impact of acquisitions, the net credit loss ratio was approximately even with the prior year period.

•                  Net income grew 17%, driven by the Simplex and Visa gains, and higher business volumes.  The net income growth rate also reflected the absence of a gain on sale of Avantel in Mexico recorded in the prior-year period, as well as lower APB 23 tax benefits in Mexico.

MARKETS & BANKING

	Fourth Quarter Revenues		%	Fourth Quarter Net Income		%
(In Millions of Dollars)	2007	2006	Change	2007	2006	Change
Securities and Banking	$(14,020)	$5,486	NM	$(11,632)	$1,389	NM
Transaction Services	2,292	1,594	44	664	378	76
Other	(1)	—	NM	(18)	(13)	(38)
Markets & Banking	$(11,729)	$7,080	NM	$(10,986)	$1,754	NM
International Results	$34	$4,658	(99)%	$(2,158)	$1,347	NM

NM Not meaningful.

•                  Securities and Banking

•                  Fixed income markets recorded negative revenue of $16.9 billion driven by:

•                  Write-downs of $17.4 billion, on sub-prime related direct exposures.   These exposures on September 30, 2007 were comprised of approximately $11.7 billion of gross lending and structuring exposures and approximately $42.9 billion of net ABS CDO super senior exposures (ABS CDO super senior gross exposures of $53.4 billion).  On December 31, 2007, sub-prime related direct exposures were comprised of approximately $8.0 billion of gross lending and structuring exposures and approximately $29.3 billion of net ABS CDO super senior exposures (ABS CDO super senior gross exposures of $39.8 billion). See detail in Schedule B on page 12.

•                  Lower revenues due to write-downs on non sub-prime securitized products and in fixed income proprietary trading.

•                  These results were partially offset by double-digit revenue growth in interest rate and currency trading and commodities.

•                  Equity markets revenues declined 18% to $738 million as record revenues in cash trading and strong growth in equity finance were more than offset by weaker performance in derivatives and convertibles, and write-downs in proprietary trading.

•                  Lending revenues increased 88% to $989 million, primarily driven by hedging gains related to the corporate loan portfolio.

•                  Net investment banking revenues were $1.3 billion, down 3%.

•                  Record advisory and other fees increased 43% to $547 million.  For 2007, Citi ranked #3 in global announced M&A.

•                  Equity underwriting revenues were even with the prior-year period.  For 2007, Citi ranked #3 in global equity underwriting.

•                  Debt underwriting revenues of $414 million declined 38%, reflecting $205 million of write-downs on funded and unfunded highly leveraged finance commitments, and lower industry-wide underwriting volumes.  The $205 million write-down in highly leveraged finance commitments was partially offset by $70 million of net recoveries on highly leveraged finance commitments recorded in Lending.

•                  Operating expenses increased 17%, reflecting higher other operating and administrative expenses offset by a decline in incentive compensation costs.  Other operating and administrative expenses grew primarily due to acquisitions and higher business development costs, and a $370 million pre-tax charge related to headcount reductions.

•                  Credit costs increased significantly, primarily driven by $535 million in net credit losses on loans with sub-prime related direct exposure, and a $284 million net charge to increase loan loss and unfunded lending commitment reserves reflecting a slight weakening in overall portfolio credit quality, as well as loan loss reserves for specific counterparties.  The loan loss reserves for specific counterparties includes $169 million for sub-prime related direct exposures.

•                  Results also reflected a significant increase in the effective tax rate, primarily due to higher tax-rates in the jurisdictions where the write-downs on sub-prime direct exposures were incurred.

•                  Transaction Services

•                  Revenues were a record $2.29 billion, up 44%, driven by higher customer volumes, stable net interest margins, and the acquisition of The Bisys Group, which closed in August 2007.  All regions generated strong double-digit revenue and net income growth.

•                  Liability balances grew 35% and assets under custody were up 26%.

•                  Operating expenses increased 29%, primarily driven by increased business volumes, the impact of acquisitions, and a $67 million pre-tax charge related to headcount reductions.

•                  Net income was a record $664 million, up 76%.

GLOBAL WEALTH MANAGEMENT

	Fourth Quarter Revenues		%	Fourth Quarter Net Income		%
(In Millions of Dollars)	2007	2006	Change	2007	2006	Change
Smith Barney	$2,780	$2,189	27%	$327	$305	7%
Private Bank	682	527	29	196	106	85
Global Wealth Management	$3,462	$2,716	27%	$523	$411	27%
International Results	$953	$379	NM	$136	$61	NM

NM Not meaningful.

•                  Smith Barney

•                  Revenues grew 27%, driven by 18% growth in fee-based and net interest revenues and a 43% increase in transactional revenues.  Growth in fee-based revenues was driven by a continued shift toward offering fee-based advisory products and services.  Transactional revenue growth primarily reflected the increased ownership of Nikko Cordial in Japan.

•                  Assets under fee-based management increased 30% to $446 billion, primarily driven by acquisitions, positive market action, and net client asset flows.

•                  Expenses grew 29%, primarily due to increased customer activity, the impact of acquisitions, and a $41 million pre-tax charge related to headcount reductions.

•                  Net income increased 7%, as increased business volumes and the impact of acquisitions were offset by the charge related to headcount reductions.

•                  Private Bank

•                  Revenues were a record, driven by a 36% increase in international revenues, reflecting strong growth in capital markets products in Asia and EMEA.  U.S. revenues increased 18% driven by increased average deposit and loan balances and higher investment sales.

•                  Client business volumes increased 17%, including higher client assets under fee-based management, up 9%, and average loans, up 33%.

•                  Expenses grew 10% and primarily reflected higher compensation costs, driven by increased client activity and an increase in bankers, and a $26 million pre-tax charge related to headcount reductions.

•                  Credit costs increased due to a $13 million pre-tax charge to increase loan loss reserves, primarily related to new loan volumes.

•                  International growth drove an 85% increase in net income.

ALTERNATIVE INVESTMENTS

	Fourth Quarter Revenues		%	Fourth Quarter Net Income		%
(In Millions of Dollars)	2007	2006	Change	2007	2006	Change
Alternative Investments	$384	$1,308	(71)%	$61	$549	(89)%

•                  Alternative Investments

•                  Revenue and net income declined as growth in client revenues, up 16%, was offset by significantly lower proprietary investment revenues.  Proprietary investment revenues declined primarily due to a decline in private equity gains, lower results from hedge fund activities, and a lower market value on Legg Mason shares.  Client capital under management increased 26%.  Client revenues and capital reflected organic growth and the acquisition of Old Lane Partners, L.P. in July 2007.

CORPORATE/OTHER

Corporate/Other income increased slightly, as higher funding costs were offset by lower taxes held at Corporate.

INTERNATIONAL OPERATIONS (1)

	Fourth Quarter Revenues		%	Fourth Quarter Net Income		%
(In Millions of Dollars)	2007	2006	Change	2007	2006	Change
Global Consumer	$1,642	$1,612	2%	$411	$477	(14)%
Markets & Banking	157	199	(21)	62	85	(27)
Global Wealth Management	38	33	15	9	9	—
Mexico	$1,837	$1,844	—	$482	$571	(16)%

Global Consumer	$1,847	$1,404	32%	$215	$112	92%
Markets & Banking	(2,983)	2,252	NM	(3,374)	545	NM
Global Wealth Management	159	90	77	20	8	NM
Europe, Middle East and Africa (EMEA)	$(977)	$3,746	NM	$(3,139)	$665	NM

Global Consumer	$853	$91	NM	$21	$(326)	NM
Markets & Banking	393	310	27	65	77	(16)
Global Wealth Management	411	—	NM	5	—	NM
Japan	$1,657	$401	NM	$91	$(249)	NM

Global Consumer	$1,910	$1,291	48%	$606	$332	83%
Markets & Banking	1,635	1,440	14	723	510	42
Global Wealth Management	285	206	38	96	40	NM
Asia (excluding Japan)	$3,830	$2,937	30%	$1,425	$882	62%

Global Consumer	$903	$547	65%	$92	$33	NM
Markets & Banking	832	457	82	366	130	NM
Global Wealth Management	60	50	20	6	4	NM
Latin America	$1,795	$1,054	70%	$464	$167	NM

Total International	$8,142	$9,982	(18)%	$(677)	$2,036	NM

(1) International results for the quarter are fully reflected in the product disclosures.
NM  Not meaningful.

•                  Mexico

•                  Consumer revenue growth was driven by an increase in average loans and investment AUMs, up 18% and 16%, respectively, and a $186 million pre-tax gain on Visa Inc. shares.  Net income declined as revenue growth was offset by higher credit costs, the absence of a gain on the sale of Avantel in the prior-year period, and lower APB 23 tax benefits.  The increase in credit costs was due primarily to portfolio growth and an increase in past due accounts.  During the past 12 months, 137 new retail bank and consumer finance branches were opened.

•                  Markets & banking revenues and net income decreased as record revenue and net income in transaction services were offset by lower results in securities and banking.  Transaction services revenues increased 14%, driven by growth in net interest revenue, fees, and commissions.  In securities and banking, revenues declined 34%, driven by lower revenues in equity and fixed income markets, partially due to volatility in foreign exchange rates and a flat yield curve.

•                  Europe, Middle East and Africa

•                  Consumer revenues increased 32% and net income almost doubled, driven by growth in average deposits and loans, up 47% and 48%, respectively, and higher investment product sales, up 38%.  Results include the acquisition of Egg plc in the U.K.

•                  Markets & banking results reflected write-downs on sub-prime related direct exposures and highly leveraged finance commitments in securities and banking, which more than offset record revenues and net income in transaction services.  In securities and banking, revenues reflected $4.4 billion of pre-tax write-downs and credit costs on sub-prime related direct exposures.  These write-downs and credit costs were partially offset by double-digit revenue growth in equity markets and underwriting, advisory, and lending. Transaction services revenues and net income grew at a double digit pace, driven by increased customer volumes and average deposit growth.

•                  Japan

•                  Consumer revenues and net income increased primarily due to the absence of a $755 million pre-tax charge in consumer finance, recorded in the prior-year period.  In the current period, consumer finance results include a $188 million pre-tax charge to increase reserves for estimated losses due to customer settlements, as well as a decline in receivables balances and an increase in the net credit loss ratio.  Financial results reflected recent adverse changes in the operating environment and the impact of consumer lending laws passed in the fourth quarter 2006.  Results also include a $313 million pre-tax gain on the sale of an ownership interest in Nikko Cordial’s Simplex Investment Advisors.

•                  Markets & banking revenue growth was driven by increased ownership in Nikko Cordial and strong double-digit growth in transaction services.  The net income decline was primarily driven by lower results in fixed income and equity markets.

•                  Wealth management results reflected the impact of increased ownership of Nikko Cordial.

•                  Asia

•                  Consumer revenues and net income increased 48% and 83%, respectively, driven by growth in average deposits, up 13%, and average loans, up 21%, and an almost doubling of investment product sales.  Results also include an estimated $245 million pre-tax gain on Visa, Inc. shares.  During the past 12 months, 90 retail and consumer finance branches were open or acquired.  Results include the acquisition of Bank of Overseas Chinese.

•                  Markets & banking revenues and net income increased, up 14% and 42%, respectively.  Securities and banking revenues declined 3%, driven by lower fixed income markets revenues, which reflected lower results in credit markets, offset by increased results in interest rate and currency products and equity markets.  Transaction services revenues and net income grew at a strong double-digit pace, reflecting increased business volumes and balances.

•                  Wealth management revenue and income growth was driven primarily by continued strong volumes in capital markets products and performance fees.

•                  Latin America

•                  Consumer revenue and net income growth was driven by increased average deposits, up 74%, a doubling of average loans, and higher investment AUMs, up 24%.  Results also include a $42 million pre-tax gain on Visa Inc. shares and the impact of recent acquisitions.  Over the last 12 months, 230 new retail bank and consumer finance branches were opened or acquired.

•                  Markets & banking revenues grew 82% and net income more than doubled driven by strong growth in fixed income revenues and record results in equities.  Results also reflected record revenues and net income in transaction services, driven by higher customer volumes and increased liability balances.

A reconciliation of non-GAAP financial information contained in this press release is set forth on page 14.

Vikram Pandit, Chief Executive Officer and Gary Crittenden, Chief Financial Officer, will host a conference call today at 8:30 AM (EST).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citigroup/fin.  A replay of the webcast will be available at http://www.citigroup.com/citigroup/fin/pres.htm.

Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiFinancial, Primerica, Smith Barney, and Banamex.  Additional information may be found at www.citigroup.com or www.citi.com.

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Financial Supplement.  Both the earnings release and the Financial Supplement are available on Citi’s website at www.citigroup.com or www.citi.com.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in Citigroup’s filings with the Securities and Exchange Commission.

Contacts:

Press:	Christina Pretto	(212) 559-9560	Equity Investors:	Arthur Tildesley	(212) 559-2718

	Shannon Bell	(212) 793-6206		Scott Freidenrich	(212) 559-2718

	Michael Hanretta	(212) 559-9466	Fixed Income Investors:	Maurice Raichelson	(212) 559-5091

SCHEDULE A

CITIGROUP FULL YEAR 2007 SEGMENT RESULTS

	Revenues		%	Net Income			%
(In Millions of Dollars)	2007	2006	Change	2007		2006	Change
Global Consumer:
U.S. Cards	$13,418	$13,508	(1)%	$2,873		$3,890	(26)%
U.S. Retail Distribution	10,209	9,584	7	1,343		2,027	(34)
U.S. Consumer Lending	6,459	5,519	17	(626)		1,912	NM
U.S. Commercial Business	1,649	1,983	(17)	518		561	(8)
Total U.S. Consumer	$31,735	$30,594	4%	$4,108		$8,390	(51)%
International Cards	$9,228	$5,959	55%	$2,064		$1,137	82%
International Consumer Finance	3,182	3,318	(4)	(508)		40	NM
International Retail Banking	12,878	10,518	22	2,637		2,840	(7)
Total International Consumer	$25,288	$19,795	28%	$4,193		$4,017	4%
Other	(39)	(90)	57	(433)		(351)	(23)
Total Global Consumer	$56,984	$50,299	13%	$7,868		$12,056	(35)%
Markets and Banking:
Securities and Banking	$2,684	$21,218	(87)%	$(7,604)		$5,763	NM
Transaction Services	7,840	5,971	31	2,215		1,426	55
Other	(2)	(2)	—	136		(62)	NM
Total Markets and Banking	$10,522	$27,187	(61)%	$(5,253)		$7,127	NM
Global Wealth Management:
Smith Barney	$10,529	$8,160	29%	$1,351		$1,005	34%
Private Bank	2,457	2,017	22	623		439	42
Total Global Wealth Management	$12,986	$10,177	28%	$1,974		$1,444	37%
Alternative Investments	$2,103	$2,901	(28)%	$672		$1,276	(47)%
Corporate/Other	$(897)	$(949)	5%	$(1,644)		$(654)	NM

Income from Continuing Operations before Income Taxes and Minority Interest				$1,701		$29,639	(94)%

Provision (benefits) for Income Taxes				(2,201	)(1)	8,101	NM
Minority Interest, Net of Income Taxes				285		289	(1)

Income From Continuing Operations				$3,617		$21,249	(83)%

Discontinued Operations (2)				—		289	NM

Total Citigroup	$81,698	$89,615	(9)%	$3,617		$21,538	(83)%

NM  Not Meaningful

(1)   The tax credit is due to the effect of permanent differences on the lower level of pre-tax earnings.

(2)   Discontinued operations relates to residual items from the Company’s sale of Citigroup’s Travelers Life & Annuity which closed during the 2005 third quarter and the company’s sale of substantially all of its Asset Management business which closed during the 2005 fourth quarter.

SCHEDULE B

Schedule of Sub-prime Related Direct Exposures in Securities and Banking

The following table sets forth Citi’s sub-prime related direct exposures in Securities and Banking, comprised of CDO super senior exposures and Lending and Structuring exposures.

	September 30, 2007	Fourth Quarter 2007		Fourth Quarter 2007	December 31, 2007
($ billions)	Exposures	Write-downs		Sales/Transfers	Exposures
CDO Super Senior
Total Gross Exposures	$53.4				$39.8
Hedged Exposures	10.5				10.5
Net Exposures
ABCP/CDO (1)	$24.9	($4.3)		$0.0	$20.6
High grade	9.5	(4.9	)(4)	0.3	4.9
Mezzanine	8.3	(5.2	)(4)	0.5	3.6
ABS CDO-squared	0.2	0.1		0.0	0.2
Total Net Exposures	$42.9	($14.3)		$0.8	$29.3
Reserve on hedge counterparty exposure (2)		($0.9)

Lending & Structuring
Gross Exposures
CDO warehousing/unsold tranches of ABS CDOs	$2.7	($2.6)		$0.0	$0.2
Subprime loans purchased for sale or securitization	4.2	(0.2)		0.0	4.0
Financing transactions secured by subprime	4.8	(0.1	)(4)	(0.9)	3.8
Total Gross Exposures	$11.7	($2.9)		($0.9)	$8.0
Total Exposures (3)	$54.6	($18.1)		($0.1)	$37.3

(1)     Primarily backed by high grade ABS CDOs.  During the fourth quarter 2007, the CDOs which collateralized the ABCP were consolidated on Citi’s balance sheet.

(2)     FAS 157 adjustment related to counterparty credit risk.

(3)     Comprised of net CDO Super Senior exposures and gross Lending and Structuring exposures.

(4)     Includes $704 million recorded in credit costs.

Citi’s CDO Super Senior sub-prime direct exposures are not subject to valuation based on observable transactions.  Accordingly, fair value of these exposures is based on estimates.  Citi’s estimation process involves use of an intrinsic cash flow methodology.  During the course of the fourth quarter the methodology has been refined, and inputs used for the purposes of estimation have been modified in part to reflect ongoing unfavorable market developments.  The methodology takes into account both macroeconomic factors, including estimated housing price adjustments over the next four years, unemployment rates, interest rates and their volatility, and microeconomic factors, including loan attributes, such as age, credit scores, documentation status, loan-to-value (LTV) ratio, and debt-to-income (DTI) ratio.  In addition, the methodology takes account of estimates of the impact of geographic concentration of mortgages, estimated impact of reported fraud in the origination of sub-prime mortgages and the application of discount rates for each level of exposures, the fair value of which is being estimated.

Estimates of the fair value of the CDO Super Senior exposures depend on market conditions and are subject to further change over time.  In addition, while Citi believes that the methodology used to value these exposures is reasonable, the methodology is subject to continuing refinement, including as a result of market developments.  Further, if observable transactions in respect of some or all of these exposures occur in the future, these observable transactions, rather than estimates, could be used to determine fair value.

Most of the lending and structuring direct sub-prime exposures are fair-valued based on observable transactions and other market data. The majority of such exposures are classified as level 3 assets.

Securities and banking also has trading positions, both long and short, in U.S. sub-prime residential mortgage-backed securities (RMBS) and related products, including ABS CDOs, that are not included in these figures.  The exposure from these positions is actively managed and hedged, although the effectiveness of the hedging products used may vary with material changes in market conditions.

SCHEDULE C

SUMMARY OF PRESS RELEASE DISCLOSED ITEMS - NET INCOME IMPACT ($MM)

See schedule B for direct sub-prime related exposures in securities and banking

	4Q’06		4Q’07
Cards	$—		$(103	)(3,4)
Retail Distribution	—		—
Consumer Lending	—		(5	)(5)
Commercial Business Group	—		—
U.S. Consumer	—		$(108)
Cards	—		$290	(6)
Consumer Finance	(489	)(1)	(122	)(7)
Retail Banking	145	(2)	133	(6,8)
International Consumer	$(344)		$301
Other Consumer	—		(16	)(5)
Global Consumer	$(344)		$177
Securities and Banking	—		$(232	)(5)
Transaction Services	—		(21	)(4,5,6)
Other	—		—
Markets & Banking	—		$(253)
Smith Barney	—		$(25	)(5)
Private Bank	—		(16	)(5)
Global Wealth Management	—		$(41)
Alternative Investments	—		—
Corporate / Other	—		—
Discontinued Operations	—		—

(1)   Establishment of a reserve for customer settlements, higher year-over-year credit costs and refunds, and a repositioning charge of ($755) pre-tax (($489) after-tax) in Japan Consumer Finance.

(2)   Gain on sale of Avantel of $234 pre-tax ($145 after-tax) in International Retail Banking.

(3)   Gain on sale of MasterCard shares of $136 pre-tax ($87 million after-tax) in U.S. Cards, and $17 pre-tax ($12 after-tax) in Transaction Services.

(4)   Charge related to Citi’s pro-rata share of certain Visa Inc.-related litigation exposure of ($292) pre-tax (($190) after-tax) in U.S. Cards and ($14) pre-tax (($9) after-tax) in Transaction Services.

(5)   Charge related to headcount reductions of ($8) pre-tax (($5) after-tax) in U.S. Consumer Lending, ($27) pre-tax (($16) after-tax) in Consumer Other, ($370) pre-tax (($232) after-tax) in Securities and Banking, ($67) pre-tax (($44) after-tax) in Transaction Services, ($41) pre-tax (($25) after-tax) in Smith Barney, and ($26) pre-tax (($16) after-tax in Private Bank.

(6)   Gain on Visa, Inc. shares of $448 pre-tax ($290 after-tax) in International Cards, $59 pre-tax ($27 after-tax) in International Retail Banking and $27 pre-tax ($20 after-tax) in Transaction Services.

(7)   Charge to increase reserves for customer settlements of ($188) pre-tax (($122) after-tax) in Japan Consumer Finance.

(8)   Gain on sale of ownership in Simplex Investment Advisors in Japan of $313 pre-tax ($106 after-tax) in International Retail Banking.

SCHEDULE D

Non-GAAP Financial Measures

The following are measures considered “non-GAAP financial measures” under SEC guidelines:

1)     Citi Operating Expenses excluding the impact of acquisitions.

2)     U.S. Consumer Operating Expenses excluding the charge for Visa-related litigation exposure.

3)     U.S. Cards Operating Expenses excluding the charge for Visa-related litigation exposure.

4)     International Cards Revenues excluding the gain on Visa shares.

5)     International Cards Net Income excluding the gain on Visa shares.

The Company believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of those results in prior periods as well as demonstrating the effects of unusual gains and charges in the quarter.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance.

Reconciliation of the GAAP financial measures to the aforementioned non-GAAP measures follows:

	4Q	4Q	4Q’07 vs. 4Q’06
	2007	2006	% Change
($ in millions)

GAAP Citi Operating Expenses	$16,501	$13,958	18%
Excluding the impact of acquisitions	(1,218)	—
Non-GAAP Citi Operating Expenses as Adjusted	$15,283	$13,958	9%

GAAP U.S. Consumer Operating Expenses	$4,062	$3,603	13%
Excluding the Visa-related litigation charge	(292)	—
Non-GAAP U.S. Consumer Operating Expenses as Adjusted	$3,770	$3,603	5%

GAAP U.S. Cards Operating Expenses	$1,822	$1,535	19%
Excluding the Visa-related litigation charge	(292)	—
Non-GAAP U.S. Consumer Cards Expenses as Adjusted	$1,530	$1,535	—

GAAP International Cards Revenues	$2,624	$1,650	59%
Excluding the gain on Visa shares	(448)	—
Non-GAAP International Cards Revenues as Adjusted	$2,176	$1,650	32%

GAAP International Cards Net Income	$678	$231	NM
Excluding the net gain Visa shares	(290)	—
Non-GAAP International Cards Net Income as Adjusted	$388	$231	68%

NM Not meaningful.